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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the
Registration Statement (Form S-4 No. 333-      ) and related Prospectus of SLM
Holding Corporation for the registration of 54,600,000 shares of its common stock and to the use of our report dated February 3, 1997, with respect to the balance sheet as of February 3, 1997 of SLM Holding Corporation and our report dated January 13, 1997 with respect to the consolidated financial statements of the Student Loan Marketing Association for the year ended December 31, 1996 included in the Prospectus and Registration Statement filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Washington, D.C.
February 5, 1997